Exhibit 10.6

Dated	25 June 2018

ARGUS GROUP HOLDINGS LIMITED

and

ADVANTAGE INSURANCE INC.

SHARE PURCHASE AGREEMENT

TABLE OF CONTENTS

1.	INTERPRETATION	4
2.	CONDITIONS	9
3.	SALE AND PURCHASE	11
4.	PURCHASE PRICE	11
5.	CONDUCT OF BUSINESS PRIOR TO COMPLETION	11
6.	INDEMNITY FOR REMEDIATION PROCESS	13
7.	INDEMNITY FOR FEDERAL EXCISE TAXES	14
8.	AILIL B SHARES INDEMNITY	16
9.	COMPLETION	16
10.	POST-COMPLETION ARRANGEMENTS	17
11.	SELLER'S WARRANTIES	18
12.	BUYER'S WARRANTIES	18
13.	LIMITATIONS ON CLAIMS	20
14.	CONFIDENTIALITY AND ANNOUNCEMENTS	20
15.	FURTHER ASSISTANCE AND INDEMNITY	22
16.	ASSIGNMENT	22
17.	ENTIRE AGREEMENT	23
18.	VARIATION AND WAIVER	23
19.	COSTS	24
20.	NOTICES	24
21.	INTEREST	26
22.	SEVERANCE	26
23.	AGREEMENT SURVIVES COMPLETION	26
24.	SUCCESSORS	26
25.	COUNTERPARTS	26
26.	RIGHTS AND REMEDIES	27
27.	GOVERNING LAW AND JURISDICTION	27

THIS AGREEMENT is dated 25 June 2018

PARTIES

1)	ARGUS GROUP HOLDINGS LIMITED a local company limited by shares, incorporated under the laws of Bermuda and registered in Bermuda with company number LC 36868 whose registered office is at The Argus Building, 14 Wesley Street, Hamilton, HM 11 Bermuda (the Seller); and

2)	ADVANTAGE INSURANCE INC. a company registered with the Department of State in Puerto Rico with register number 354004 whose principal executive offices are at American International Plaza, 250 Muñoz Rivera Avenue, Suite 710, San Juan, Puerto Rico 00918 (the Buyer).

BACKGROUND

(A)	The Seller is the legal and beneficial owner of 250,000 common shares of par value US$1 each in the capital of Argus International Life Bermuda Limited (Company), a Bermuda exempted company incorporated under the Companies Act and registered as a long term Class C insurer under the Insurance Act.

(B)	The Company has an issued share capital of US$250,000 divided into 250,000 common shares of US$1 each (Company Shares).

(C)	The Company is the legal and beneficial owner of (i) 185,000 Class A common shares of par value US$1 each and (ii) 1,000,000 Preference Non-Voting Shares in the capital of Argus International Life Insurance Limited (AILIL Shares), an exempted company limited by shares incorporated under the laws of Bermuda and is registered as a long term Class C insurer under the Insurance Act (AILIL).

(D)	Mr. Peter Richard Burnim (Mr. Burnim), a US citizen and resident is the legal and beneficial owner of 65,000 Class B common shares of par value US$1 each in the capital of AILIL (AILIL B Shares).

(E)	Together the Company and Mr. Burnim own 100% of the issued share capital of AILIL as more particularly set out in a shareholder agreement between the parties dated 11th December 2011.

(F)	The Company is the legal and beneficial owner of 5,450,000 common shares of per value US$1 each (BLW shares) in the capital of Bermuda Life Worldwide Limited (BLW), a Bermuda exempted company incorporated under the Companies Act and registered as a long term Class C insurer under the Insurance Act.

(G)	BLW has an issued share capital of US$5,450,000 divided into 5,450,000 common shares.

(H)	Further particulars of the Companies at the date of this agreement are set out in Schedule 1.

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(I)	The Seller has agreed to sell the Company Shares and the Buyer has agreed to buy, directly or indirectly, the Company Shares from the Seller.

(J)	The Seller has agreed to procure the sale and cause the delivery of the AILIL Shares and the AILIL B Shares to the Buyer and the Buyer has agreed to acquire, directly or indirectly, the AILIL Shares and the AILIL B Shares on and subject to the terms and conditions of this agreement. For the avoidance of doubt, the Buyer will not pay any consideration for the AILIL B Shares to Mr. Burnim and any consideration to be paid to Mr. Burnim in exchange for the sale of the AILIL B Shares will be owed by the Seller.

AGREED TERMS

1.	INTERPRETATION

1.1	The definitions and rules of interpretation in this clause apply in this agreement.

Accounts Date: March 31, 2018.

AILIL: Argus International Life Insurance Limited, an exempted company limited by shares incorporated and registered under the laws of Bermuda whose registered office is at The Argus Building, 14 Wesley Street, Hamilton HM 11 Bermuda, further details of which are set out in Schedule 1.

AILIL B Shares: has the meaning given in the Background.

AILIL B Shares Losses: means any and all losses, liabilities, claims, costs and expenses that arise directly from any claim filed by Mr. Burnim in relation to the AILIL B Shares and each being an AILIL B Shares Loss.

AILIL Shares: has the meaning given in the Background.

BLIC Policies: the policies identified as such in Schedule 12 that are currently issued and/or underwritten by Bermuda Life Insurance Company Limited and are in the process of being transferred in accordance with Section 25 of the Insurance Act to the Company.

BLW: Bermuda Life Worldwide Limited, a Bermuda exempted company limited by shares incorporated and registered under the laws of Bermuda with company number 19891 whose registered office is at 14 Wesley Street, Hamilton HM 11 Bermuda, further details of which are set out in Schedule 1.

BLW Shares: has the meaning given in the background.

BMA: the Bermuda Monetary Authority.

Business: the business carried on by the Companies as at the date of this agreement, namely the provision of private placement life insurance and annuities through a range of investment-linked life and annuity policies aimed at the high-net worth US tax-payer market, along with a generic life and annuity policy applicable to the rest of the world.

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Business Day: a day other than a Saturday, Sunday or public holiday in either Bermuda or Puerto Rico when banks in Bermuda and Puerto Rico are open for the transaction of business.

Cash Consideration: means a sum equal to the Tangible Book Value as at close of business on 30 June 2018.

Claim: a claim for breach of any of the Warranties.

Closing Dividends: means the dividends to be declared and paid by each of BLW, AILIL and the Company prior to or on the Completion Date.

Code: the United States Internal Revenue Code of 1986, as amended. Companies: means each of the Company, AILIL and BLW. Companies Act: the Companies Act 1981 of Bermuda.

Company: Argus International Life Bermuda Limited, a Bermuda exempted company limited by shares incorporated and registered under the laws of Bermuda with company number EC 40168 whose registered office is at The Argus Building, 14 Wesley Street, Hamilton HM 11 Bermuda, further details of which are set out in Schedule 1.

Company Shares: has the meaning given in the Background.

Completion: completion of the sale and purchase of the Sale Shares in accordance with this agreement.

Completion Date: means the date on which Completion occurs as determined in accordance with clause 9.1.

Completion Time: 11.59 pm on the Completion Date.

Conditions: the conditions to Completion set out in Schedule 2, each a Condition.

Constitutional Documents: means the memorandum of association and bye-laws of a company or their equivalent in the jurisdiction of registration of such company.

Data Room: the electronic data room hosted by the Seller in respect of the acquisition of the Sale Shares made available to the Buyer together with all additional due diligence materials requested by the Buyer and its advisers and notified to the Buyer as having been uploaded to the electronic data room all such documentation being listed in the Data Room Index.

Data Room Index: the index of all documents and information contained in the Data

Room in the agreed form.

Disclosed: fairly disclosed in or under the Disclosure Letter.

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Disclosure Letter: the letter from the Seller to the Buyer, in agreed form, dated the same date as this agreement and described as the Disclosure Letter, including the Data Room Index.

Encumbrance: any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement.

Estimated Tangible Book Value: has the meaning given in Schedule 11.

Excluded Items: are the items set out in Schedule 9 of this Agreement.

Federal Excise Tax Matter: means the Internal Revenue Service’s examination of the Company’s Form 720X (Amended Quarterly Federal Excise Tax Return) for the quarter ending June 30, 2017 as well as a levy relating to the Company’s Form 720 (Quarterly Federal Excise Tax Return) for the quarter ending June 30, 2017.

Federal Excise Tax Losses: means any and all losses, liabilities, claims, costs and expenses that arise directly from the Federal Excise Tax Matter and each being a Federal Excise Tax Loss.

Federal Excise Tax Remediation: means the remediation process to be followed by the

Seller in respect of the Federal Excise Tax Matter.

Group: in relation to a company, that company, any subsidiary or any holding company from time to time of that company, and any subsidiary from time to time of a holding company of that company. Each company in a Group is a member of the Group.

Group Accounts: the audited consolidated accounts of the Companies (prepared under International Financial Reporting Standards (IFRS)) for the accounting period ended on the Accounts Date, copies of which are included in the Data Room.

Information Memorandum: means the confidential information memorandum in respect of the Company and AILIL prepared by Deloitte dated March 23, 2017.

Intellectual Property Rights: patents, utility models, rights to inventions, copyright and neighbouring and related rights, moral rights, trademarks and service marks, business names and domain names, rights in get-up and trade dress, goodwill and the right to sue for passing off or unfair competition, rights in designs, rights in computer software, database rights, rights to use, and protect the confidentiality of, confidential information (including know-how and trade secrets), and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

Insurance Act: the Insurance Act 1978 of Bermuda.

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Interim Period: the period from (and including) the date of this agreement up to (and including) the Completion Date or, if earlier, the termination or rescission of this agreement in accordance with its terms.

IRS: means the Internal Revenue Service of the United States.

Longstop Date: 11:59pm, 30 September 2018 or such later date as may be agreed in writing by the Buyer and the Seller.

Management Accounts: the unaudited statement of financial position of the Companies at 30 June 2018, the unaudited income statement and unaudited cash flow statement of the Companies for the period of three months ended 30 June 2018 (a copy of which is included in the Data Room).

NDA: the non-disclosure agreement dated March 31, 2017 and entered into between Buyer and Seller.

Payment Terms: means the terms set out in Schedule 11 for the payment of the Cash Consideration and Promissory Note.

Policies: means the life insurance policies set out in Schedule 12.

Policy Remediation: means the remediation process to be followed by the Seller in respect of each Remedial Policy as more particularly detailed in Schedule 8 Item B. Seller.

Policy Remediation Losses: means any and all losses, liabilities, claims, costs and expenses that arise directly or indirectly from any failure by the Seller or any of the Seller’s group to complete the required Policy Remediation in respect of any Remedial Policy, in each case solely arising from the fact that such policies are Remedial Policies and excluding any losses, damages, liabilities, claims, costs and expenses which relate to any interruption or disruption to the business carried on by the Company, AILIL, BLW, the Buyer or the Buyer's Group or any other losses incidental or consequential to any Policy Remediation and each being a Policy Remediation Loss.

Promissory Note: the $6,000,000 aggregate principal note of the Buyer to be issued to the Seller pursuant to clause 4.1 substantially in the form attached at Schedule 10

Promissory Note Payment Date: is the date on which a payment is due under the terms of the Promissory Note.

Purchase Price: the Cash Consideration plus the face value of the Promissory Note.

Remedial Policies: the policies set out in Schedule 7 and each a Remedial Policy. Remediation Proceedings: any criminal, civil, judicial, administrative or regulatory proceedings, action, suit or claim brought by or against the IRS in relation to any Policy Remediation.

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Remediation Claim: a claim made under the indemnity contained in clause 6 of this agreement.

Retained Group: the Seller, any company of which it is a subsidiary from time to time (its holding company) and any subsidiary from time to time of the Seller or its holding company, but excluding the Companies.

Sale Shares: means the Company Shares, the AILIL Shares and the AILIL B Shares.

Tangible Book Value: has the meaning given in Schedule 11.

Tax: all forms of taxation and statutory, governmental, state, federal, provincial, local, government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities wherever chargeable and whether of Bermuda or any other jurisdiction, and any penalty, fine, surcharge, interest, charges or costs relating thereto, and Taxation has the same meaning.

Transaction: the transaction contemplated by this agreement or any part of that transaction.

Transaction Documents: this agreement and any other documents to be entered into pursuant to or in connection with the Transaction.

Warranties: the warranties given by the Seller pursuant to clause 11 and set out in Schedule 4.

1.2	Clause, Schedule and paragraph headings do not affect the interpretation of this agreement.

1.3	References to clauses and Schedules are to the clauses of and Schedules to this agreement and references to paragraphs are to paragraphs of the relevant Schedule.

1.4	The Schedules form part of this agreement and have effect as if set out in full in the body of this agreement. Any reference to this agreement includes the Schedules.

1.5	A reference to this agreement or to any Transaction Document is a reference to this agreement or the relevant Transaction Document as varied or novated in accordance with its terms from time to time.

1.6	Unless the context otherwise requires:

(a)	words in the singular include the plural and the plural include the singular; and

(b)	reference to one gender includes a reference to the other gender.

1.7	A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality) and that person's successors and permitted assigns.

1.8	A reference to a party includes that party's successors and permitted assigns.

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1.9	A reference to a company includes any company, corporation or other body corporate, wherever and however incorporated or established.

1.10	A reference to a holding company or a subsidiary means a holding company or a subsidiary company (as the case may be) as defined in section 86 of the Companies Act.

1.11	A reference to writing or written includes email unless the law requires otherwise.

1.12	Any words following the terms including, include, in particular, for example or any similar expression is construed as illustrative and does not limit the sense of the words, description, definition, phrase or term preceding those terms.

1.13	References to a document in agreed form are to that document in the form agreed by the parties and initialled by them or on their behalf for identification.

1.14	Unless expressly provided otherwise, reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time provided that, as between the parties, no such amendment, extension or re-enactment made after the date of this agreement applies for the purposes of this agreement to the extent that it imposes any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party.

1.15	A reference to a statute or statutory provision includes all subordinate legislation made from time to time under that statute or statutory provision.

1.16	Unless otherwise specified, any reference to a time or date is to Bermuda local time.

1.17	Any obligation on a party not to do something includes an obligation not to allow that thing to be done.

1.18	Where a warranty is qualified by the expression so far as the Seller is aware or any similar expression, that expression means the actual knowledge and belief of Peter Dunkerley, Cindy Campbell, Hannah Ross and George N J Jones.

1.19	All references in Schedule 8 to “section” are to sections of the Code.

2.	CONDITIONS

2.1	Completion is subject to and conditional upon the Conditions being satisfied (or waived in accordance with clause 2.8 or clause 2.9, or deemed waived in accordance with the provisions of Schedule 2, as applicable) on or before the Longstop Date.

2.2	Subject to clause 2.5, if all the Conditions have not been satisfied or waived on or before the Longstop Date, this agreement automatically terminates and ceases to have effect from that date, except for the provisions referred to in clause 2.4.

2.3	Subject to clause 2.4 and clause 2.5, the parties may (provided that the party wishing to terminate is not in material breach of this agreement) terminate this agreement with immediate effect by giving notice in writing to the other party if at any time prior to the Longstop Date it becomes apparent that satisfaction of the Conditions by the Longstop Date is or has been rendered impossible without amendment or waiver.

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2.4	If this agreement is terminated pursuant to clause 2.2, clause 2.3 or clause 9.3, the following clauses continue in force:

(a)	Clause 1 (Interpretation);

(b)	Clause 2.2 to clause 2.5 (inclusive) (Conditions);

(c)	Clause 14 (Confidentiality and announcements);

(d)	Clause 17 (Entire agreement);

(e)	Clause 18 (Variation and waiver);

(f)	Clause 19 (Costs);

(g)	Clause 20 (Notices); and

(h)	Clause 27 (Governing law and jurisdiction).

2.5	The termination of this agreement pursuant to clause 2.2, clause 2.3 or clause 9.3 will not affect any rights, remedies, obligations or liabilities of the parties that have accrued up to the date of termination, including the right to claim damages in respect of any breach of the agreement which existed at or before that date.

2.6	The Buyer and the Seller will use all commercially reasonable best efforts to procure (so far as it lies within their respective powers so to do) that the Conditions are satisfied as soon as practicable, and in any event no later than the Longstop Date.

2.7	The Buyer and the Seller will co-operate fully in all actions necessary to procure the satisfaction of the Conditions including:

(a)	providing all information reasonably necessary to make any notification or filing or as requested by any relevant authority; and

(b)	keeping all parties informed of the progress of any notification or filing and providing such assistance as may reasonably be required.

2.8	The Buyer may, provided it is legally entitled to do so and to such extent as it thinks fit (in its absolute discretion), waive any of the Conditions by notice in writing to the Seller.

2.9	The Seller may, provided it is legally entitled to do so and to such extent as it thinks fit (in its absolute discretion), waive any of the Conditions by notice in writing to the Buyer.

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3.	SALE AND PURCHASE

3.1	On the terms of this agreement and subject to the Conditions, the Seller sells and the Buyer buys, the Company Shares on the Completion Date free from Encumbrances and together with all rights that attach (or may in the future attach) to the Company Shares including, in particular, the right to receive all dividends and distributions declared, made or paid on or after the Completion Date.

3.2	The Seller will use all commercially reasonable best efforts to procure (so far as it lies within its powers to do so) the transfer of the AILIL B Shares from Mr. Burnim to the Buyer, or its nominee, on the Completion Date.

3.3	The Seller will use all commercially reasonable best efforts to procure (so far as it lies within its powers to do so) the transfer of the AILIL Shares to the Buyer, or its nominee, on the Completion Date.

3.4	Neither party will be obliged to complete the sale, purchase or transfer of any of the Sale Shares unless the sale, purchase and transfer of all the Sale Shares is completed simultaneously.

4.	PURCHASE PRICE

4.1	In consideration for the Sale Shares the Buyer will pay the Cash Consideration in accordance with the Payment Terms and issue to the Seller the Promissory Note.

4.2	All payments to be made by the Buyer in respect of the Cash Consideration and the Promissory Note must be made in US dollars by electronic transfer of immediately available funds to the account set out in Schedule 6, or such other account or accounts as Seller may notify Buyer in writing. Payment in accordance with this clause will be a good and valid discharge of the Buyer's obligation to pay the Purchase Price and the Buyer need not be concerned to see the application of the monies so paid.

4.3	Payment of the amounts due under the Promissory Note on each Promissory Note Payment Date will be subject to the deduction as set out in the Promissory Note.

5.	CONDUCT OF BUSINESS PRIOR TO COMPLETION

5.1	Subject to clause 5.3, the Seller undertakes that at all times during the Interim Period, it will procure that:

(a)	the Companies operate the Business in its ordinary course so as to maintain the Business as a going concern; and

(b)	the Companies will not undertake any of the acts or matters specified in clause 5.2 without the prior written consent of the Buyer (such consent not to be unreasonably withheld or delayed).

5.2	The acts and matters referred to in clause 5.1 are:

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(a)	the disposal (not being a disposal in the ordinary course of the Business) of any interest in or any part of the Business, or a material asset used in or required for, the operation of the Business;

(b)	the allotment of shares or other securities or the repurchase or redemption of any of its shares;

(c)	the grant of any financial or performance guarantee or any similar security or indemnity relating to the obligations or liabilities of any person;

(d)	the creation or grant of any Encumbrance (other than a lien arising by operation of law) on, over or affecting the whole or a substantial part of its assets or undertaking;

(e)	enter into any commutation or novation of any insurance, reinsurance or retrocession arrangement, other than in relation to the BLIC Policies;

(f)	release or vary any security arrangements given by or for the benefit of the Companies;

(g)	waive or amend any letters of credit;

(h)	enter into, modify or agree to terminate any Material Contract;

(i)	incur any capital expenditure on any individual item in excess of US$10,000; (j) offer a contract of employment to any individual;

(k)	institute, settle or agree to settle any legal proceedings other than Remediation Proceedings;

(l)	borrow any sum or enter into any financial facility;

(m)	enter into any lease, lease hire or hire purchase agreement or agreement for payment on deferred terms; or

(n)	enter into of any agreement to do any of the acts or matters set out in clause 5.2(a) to clause 5.2(d) (inclusive).

5.3	Nothing in clause 5.1 or clause 5.2 prevents or restricts the Seller, the Company, AILIL or BLW from:

(a)	taking any reasonable action in an emergency or disaster situation with the intention of minimising or otherwise mitigating the adverse consequences or effect of that situation in relation to the Company, AILIL, BLW, the Seller or any other member of the Seller's Group;

(b)	completing or performing any obligations undertaken pursuant to any contract, agreement or arrangement entered into before this agreement;

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(c)	complying with all applicable laws and regulations; or

(d)	taking any action at the written request of the Buyer.

6.	INDEMNITY FOR REMEDIATION PROCESS

6.1	Subject to the following provisions of this clause 6, the Seller will indemnify the Buyer and hold the Buyer harmless for itself (and otherwise as agent for and for the benefit of the Companies) against any and all Policy Remediation Losses actually incurred or sustained by the Buyer, the Company or any member of the Buyer’s Group.

6.2	The Seller will not be liable under this clause 6 to the extent that any Policy Remediation Loss would not have arisen but for or results from any act or omission of Buyer, the Buyer's group, the policyholder, and/or the policyholder's representatives taking place after Completion.

6.3	The Seller will not be liable under this clause 6 for any increase in a Policy Remediation Loss that would not have arisen but for, or results from, any act or omission of the Buyer, the Buyer's group, the policyholder, and/or the policyholder's representatives taking place after Completion

6.4	The Seller will not be liable under this clause 6 to the extent that any Policy Remediation Loss would not have arisen but for or results from any change in law (including, but not limited to, changes in IRS procedures or practices) or fact after Completion.

6.5	The Seller will not be liable under this clause 6 for any increase in a Policy Remediation Loss that would not have arisen but for, or results from, any change in law (including, but not limited to, changes in IRS procedures or practices) or fact after Completion.

6.6	The Seller will not be liable under this clause 6 to the extent that any Policy Remediation Loss occurs as a result of a breach of warranty by Buyer.

6.7	The rights and remedies provided in this clause 6 are the exclusive remedies of the Buyer against the Seller in respect of any Policy Remediation Loss.

6.8	The Seller will have conduct of all Policy Remediation and any Remediation Proceedings that is, or is anticipated to be, the subject of a Remediation Claim, including, but not limited to the actions enumerated in Schedule 8 Item B. Seller.

6.9	The Buyer will cooperate with the Seller to ensure that any Policy Remediation or Remediation Proceedings are carried out and such cooperation will include, but not be limited to:

(a)	providing to the Seller any information necessary to carry out the Policy Remediation which will be provided within three (3) calendar days of the date the Seller notifies the Buyer that the IRS has executed the Rev. Proc. 2008-39 and Rev. Proc. 2008-40 closing agreements, or Remediation Proceedings,;

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(b)	allowing the Seller three (3) calendar days to review and approve any communication to be sent to the policyholders of the Remedial Policies relating to the Policy Remediation or Remediation Proceedings;

(c)	allowing the Seller’s lawyers to continue to be the named lawyers appearing on behalf of the Company and AILIL before the IRS even though such named lawyers are representing the Seller;

(d)	executing and delivering all documents necessary to carry out the Policy Remediation or Remediation Proceedings, including, but not limited to, powers of attorney and penalties of perjury statements; and

(e)	taking any actions necessary to obtain relief from the IRS, including, but not limited to, the actions enumerated in Schedule 8 Item A. Buyer, within the timeframe specified by the IRS, U.S. tax law, and the Rev. Proc. 2008-39 and Rev. Proc. 2008-40 closing agreements.

6.10	The Seller will ensure that any Policy Remediation or Remediation Proceedings are carried out:

(a)	by suitably qualified and experienced consultants (in the case of Policy Remediation) or lawyers (in the case of Remediation Proceedings) and other contractors as appropriate;

(b)	in compliance with all relevant legislation and guidance and in co-operation with the IRS;

(c)	competently, diligently and in accordance with good practice; and

(d)	pursuant to the deadlines specified by the IRS in the Rev. Proc. 2008-39 and Rev. Proc. 2008-40 closing agreements.

6.11	All payments to be made by the Seller or Buyer to the other party pursuant to this clause 6 must be made in US dollars by electronic transfer of immediately available funds within five (5) Business Days of the party notifying the other party of the amount due and providing such party (if so requested) with all such supporting documentation and/or information to evidence the amount due, to the account set out in Schedule 6, or such other account or accounts as the parties may notify to the other party in writing.

7.	INDEMNITY FOR FEDERAL EXCISE TAXES

7.1	Subject to the following provisions of this clause 7, the Seller will indemnify the Buyer and hold the Buyer harmless for itself (and otherwise as agent for and for the benefit of the Companies) against any and all Federal Excise Tax Losses actually incurred or sustained by the Buyer or any member of the Buyer’s Group.

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7.2	The Seller will not be liable under this clause 7 to the extent that any Federal Excise Tax Loss would not have arisen but for, or results from, any act or omission of Buyer taking place after Completion.

7.3	The Seller will not be liable under this clause 7 for any increase in a Federal Excise Tax Loss that would not have arisen but for, or results from, any act or omission of Buyer taking place after Completion.

7.4	The Seller will not be liable under this clause 7 to the extent that any Federal Excise Tax Loss would not have arisen but for, or results from, any change in law (including, but not limited to, changes in IRS procedures or practices) or fact after Completion.

7.5	The Seller will not be liable under this clause 7 for any increase in a Federal Excise Tax Loss that would not have arisen but for, or results from, any change in law (including, but not limited to, changes in IRS procedures or practices) or fact after Completion.

7.6	All payments to be made by the Seller to the Buyer pursuant to this clause 7 must be made in US dollars by electronic transfer of immediately available funds within five (5) Business Days of the Buyer notifying the Seller of the amount due and providing the Seller (if so requested) with all such supporting documentation and/or information as may be required to evidence the amount due, to the account set out in Schedule 6, or such other account or accounts as the Buyer may notify to the Seller in writing.

7.7	The rights and remedies provided in this clause 7 are the exclusive remedies of the Buyer against the Seller in respect of any Federal Excise Tax Loss.

7.8	The Seller will have conduct of all Federal Excise Tax Remediation.

7.9	The Buyer will cooperate with the Seller to ensure that any Federal Excise Tax Remediation is carried out and such cooperation will include, but not be limited to:

(a)	providing to the Seller any information necessary to carry out the Federal Excise Tax Remediation, which will be provided within three (3) calendar days of the date the Seller notifies the Buyer that information is needed;

(b)	allowing the Seller’s representatives to continue to be the named representatives appearing on behalf of the Company before the IRS even though such named representatives are representing the Seller;

(c)	executing and delivering all documents necessary to carry out the Federal Excise Tax Remediation, including, but not limited to, powers of attorney and penalties of perjury statements;

(d)	reviewing and approving within two (2) calendar days of receipt any Seller proposed submission to the IRS relating to the Federal Excise Tax Remediation; and

(e)	taking any actions necessary to obtain relief from the IRS.

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8.	AILIL B SHARES INDEMNITY

8.1	Subject to the following provisions of this clause 8, the Seller will indemnify the Buyer and hold the Buyer harmless for itself (and otherwise as agent for and for the benefit of the Company) against any and all AILIL B Shares Losses actually incurred or sustained by the Buyer, the Company or any member of the Buyer’s Group.

8.2	The Seller will not be liable under this clause 8 to the extent that any AILIL B Shares Loss would not have arisen but for, results from or is increased, aggravated or contributed to by any act or omission of Buyer taking place after Completion.

8.3	The Seller will not be liable under this clause 8 to the extent that any AILIL B Shares Loss would not have arisen but for, results from or is increased by any change in law after Completion.

8.4	All payments to be made by the Seller to the Buyer pursuant to this clause 8 must be made in US dollars by electronic transfer of immediately available funds within five (5) Business Days of the Buyer notifying the Seller of the amount due and providing the Seller (if so requested) with all such supporting documentation and/or information as may be required to evidence the amount due, to the account set out in Schedule 6, or such other account or accounts as the Buyer may notify to the Seller in writing.

8.5	The rights and remedies provided in this clause 8 are the exclusive remedies of the Buyer against the Seller in respect of any AILIL B Shares Loss.

8.6	The Seller will have conduct of any and all matters and proceedings relating to or arising from any claim by Mr. Burnim pertaining to the AILIL B Shares.

9.	COMPLETION

9.1	Completion will take place on the Completion Date at the Completion Time. In this agreement, Completion Date means (i) 31 July 2018; or (ii) any other date agreed in writing by the parties; or (iii) if Completion is deferred in accordance with clause 9.3, the Completion Date will be the date to which Completion is so deferred, and Completion Time means 11:59pm on the Completion Date.

9.2	At or prior to Completion:

(a)	the Seller will:

(i)	deliver (or cause to be delivered) to the Buyer the documents and evidence set out in paragraph 1 of Schedule 3; and

(ii)	procure that a board meeting of the Companies are held at which the matters set out in paragraph 2 of Schedule 3 are carried out;

(b)	the Buyer will:

(i)	pay the Cash Consideration in accordance with clause 4;

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(ii)	issue the Promissory Note to the Seller; and

(iii)	deliver to the Seller:

(A)	a copy (certified as a true copy by a director or the company secretary of the Buyer) of the resolutions adopted by the Buyer's board of directors authorising Completion and the execution and delivery by the officers specified in the resolution of each Transaction Document to be executed and delivered by the Buyer at Completion; and

(B)	a duly certified copy of any power of attorney under which any Transaction Document has been executed on behalf of the Buyer.

9.3	If either party does not comply with its obligations under clause 9.2, the other party may (without prejudice to any other rights or remedies it has):

(a)	proceed to Completion to the extent reasonably practicable;

(b)	defer Completion to the Long Stop Date; or

(c)	terminate this agreement by notice in writing to the defaulting party.

9.4	Completion may be deferred only once under clause 9.3, but otherwise this clause 9 applies to Completion so deferred as it applies to Completion that has not been deferred.

10.	POST-COMPLETION ARRANGEMENTS

10.1	The Buyer undertakes to the Seller that:

(a)	unless the Company and AILIL are merged out of Bermuda immediately upon Completion, it will procure the filing of applications, on behalf of the Company and AILIL, with the Registrar of Companies within five (5) Business Days of the Completion Date to effect a change of name of the Company and AILIL such that, in each case, the name “Argus” is removed;

(b)	upon the Companies being merged out of Bermuda, the name of the surviving corporation(s) of such mergers will not include the name “Argus”;

(c)	unless the Companies are merged out of Bermuda immediately upon Completion, it will procure that all action is taken and notices filed to bring the Companies and Buyer into compliance with all applicable laws and regulations in Bermuda; and

(d)	it will establish and maintain a collateral account in favour of Seller or replace the same with an irrevocable letter of credit each in accordance with the terms and provisions of the Promissory Note.

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11.	SELLER'S WARRANTIES

11.1	Subject to clause 13, the Seller warrants to the Buyer that, save as Disclosed, each Warranty is true on the date of this agreement.

11.2	The Seller acknowledges the Buyer is entering into this agreement on the basis of, and in reliance on, the Warranties.

11.3	Each Warranty shall be deemed to be repeated at Completion and any reference made to the date of this agreement (whether express or implied) in relation to any Warranty shall be construed, in relation to any such repetition, as a reference to the Completion Date.

11.4	The Seller shall not, and shall procure that the Company, AILIL and/or BLW shall not, do or omit to do anything which would, at any time before or at Completion, be materially inconsistent with any of the Warranties, breach any Warranty or make any Warranty untrue or misleading.

11.5	Without prejudice to the right of the Buyer to claim on any other basis or take advantage of any other remedies available to it, if any Warranty is breached or proves to be untrue, the Seller undertakes to pay to the Buyer on demand:

(a)	the amount necessary to put the Company, AILIL and/or BLW into the position it would have been in if the Warranty had not been breached and had been true; and

(b)	all costs and expenses (including, without limitation, damages, legal and other professional fees and costs, penalties, expenses and consequential losses whether directly or indirectly arising) incurred by the Buyer or the Company, AILIL and/or BLW as a result of the breach of the Warranty not being true (including a reasonable amount in respect of management time).

11.6	If at any time before or at Completion the Seller becomes aware that a Warranty has been breached or is untrue, or has a reasonable expectation that either might occur, it will immediately:

(a)	notify the Buyer in sufficient detail to enable the Buyer to make an accurate assessment of the breach or potential breach of the Warranty; and

(b)	if requested by the Buyer, use its commercially reasonable best efforts to prevent or remedy the notified occurrence.

11.7	Each of the Warranties is separate and, unless specifically provided, is not limited by reference to any other Warranty or anything in this agreement.

12.	BUYER'S WARRANTIES

12.1	The Buyer warrants to the Seller that:

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(a)	Each member of the Buyer’s Group has all requisite power and authority to enter into, deliver and perform this agreement and any other Transaction Document to which they are a party;

(b)	this agreement and any other Transaction Document to which a member of the Buyer’s Group is a party will, upon execution, constitute valid, legal and binding obligations of that member in accordance with their terms;

(c)	the execution, delivery and performance by each member of the Buyer’s Group of this agreement and any other Transaction Documents to which they are a party does not and will not result in:

(i)	a breach of any provision of the applicable member’s Constitutional Documents;

(ii)	a breach of, or constitute a default under, any agreement or instrument to which that member is a party or by which it is otherwise bound; or

(iii)	a breach of any order, judgment or decree of any court, governmental agency or regulatory body to which that member is subject or by which it is bound;

(d)	each member of the Buyer’s Group has and will have immediately available on an unconditional basis (subject only to Completion) the necessary cash resources to meet its obligations when they arise under this agreement or any other Transaction Document to which they are a party;

(e)	the Buyer is not aware of any matter, fact or circumstance that may impede the prompt satisfaction of the Conditions;

(f)	having been given an opportunity to carry out an investigation into the business and affairs of the Companies the Buyer is not aware of any fact, matter or circumstance which is inconsistent with any of the Warranties (save as Disclosed) or which constitutes or might constitute a breach of any of the Warranties or which might otherwise give rise to any liability on the part of the Seller under this agreement;

(g)	Advantage Life Puerto Rico A.I. (“ALPR”) has filed an election under section 953 (d) of the Code to be treated as a domestic corporation for U.S. tax purposes;

(h)	the Buyer will not carry out any act or omission that results in the loss of AILIL’s status under section 953(d) of the Code or equivalent status of AILIL or any surviving company following the merger of AILIL with and into another company; and

(i)	the Buyer will not carry out any act or omission that results in the Company being treated as a U.S. taxpayer for U.S. federal tax purposes.

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12.2	Without prejudice to the right of the Seller to claim on any other basis or take advantage of any other remedies available to it, if any Warranty is breached or proves to be untrue, the Buyer undertakes to pay to the Seller on demand:

(a)	the amount necessary to put the Seller into the position it would have been in if the Warranty had not been breached and had been true; and

(b)	all costs and expenses (including, without limitation, damages, legal and other professional fees and costs, penalties, expenses and consequential losses whether directly or indirectly arising) incurred by the Seller as a result of the breach of the Warranty not being true (including a reasonable amount in respect of management time).

13.	LIMITATIONS ON CLAIMS

13.1	Save as provided in clause 13.2 the provisions of Schedule 5 limits or excludes (as the case may be) the Seller's liability for any Claims.

13.2	Nothing in clause 13.1 or Schedule 5 operates to exclude or limit the Seller's liability to the extent that a Claim arises as a result of the Seller's fraud.

14.	CONFIDENTIALITY AND ANNOUNCEMENTS

14.1	Notwithstanding the terms of the NDA, the Seller undertakes to (and to procure that each member of the Retained Group will):

(a)	keep confidential the terms of this agreement and all confidential information or trade secrets in its possession concerning the business, affairs, customers, clients or suppliers of the Companies (the Company Confidential Information);

(b)	not disclose any of the Company Confidential Information to any person, except as expressly permitted by this clause 14; and

(c)	not to make any use of the Company Confidential Information other than to the extent strictly necessary for the purpose of exercising or performing its rights and obligations under this agreement.

14.2	Notwithstanding the terms of the NDA, the Buyer undertakes to (and to procure that the Company, AILIL, the BLW and each other member of the Buyer's Group will):

(a)	keep confidential the terms of this agreement and all confidential information or trade secrets in its possession concerning the business, affairs, customers, clients or suppliers of Seller or any other member of the Retained Group (the Seller Confidential Information);

(b)	not disclose any of the Seller Confidential Information to any person, except as expressly permitted by this clause 14; and

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(c)	not make any use of the Seller Confidential Information other than to the extent strictly necessary for the purpose of exercising or performing its rights and obligations under this agreement.

14.3	Notwithstanding any other provision of this agreement or the NDA, neither party is obliged to keep confidential or to restrict its use of any information that:

(a)	is or becomes generally available to the public (other than as a result of its disclosure in breach of this agreement); or

(b)	was, is or becomes available to a party on a non-confidential basis from a person who to the receiving party's knowledge is not bound by a confidentiality agreement with the other party or otherwise prohibited from disclosing the information to the receiving party.

14.4	Notwithstanding the terms of the NDA, either party may disclose information that it is otherwise required to keep confidential under this clause 14:

(a)	to any of its employees, officers, consultants, representatives or advisers (or those of any member of its Group) who need to know such information for the purpose of advising on this agreement or facilitating the Transaction, provided that the party making the disclosure informs the recipient of the confidential nature of the information before disclosure and procures that the recipients, in relation to any information disclosed to them, comply with the obligations set out in this clause 14 as if they were that party. The party making a disclosure under this clause 14.4(a) will, at all times, be liable for the failure of its recipients to comply with the obligations set out in this clause 14;

(b)	to confirm that Completion has taken place, but without otherwise revealing any other terms of the Transaction or making any other announcement;

(c)	to the extent that the disclosure is required:

(i)	by the laws of any jurisdiction to which that party is subject;

(ii)	by an order of any court of competent jurisdiction, or any regulatory, judicial, governmental or similar body, or securities exchange of competent jurisdiction; or

(iii)	to make any filing with, or obtain any authorisation from, a regulatory, governmental or similar body, securities exchange of competent jurisdiction;

(iv)	to protect that party’s interest in any legal proceedings or to enforce its rights under this agreement,

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PROVIDED that in each case (and to the extent it is legally permitted to do so) the party making the disclosure gives the other party as much notice of such disclosure as possible and, where notice of disclosure is not prohibited and is given in accordance with this clause, it takes into account the reasonable requests of the other party in relation to the content of the requisite disclosure; or

(d)	with the prior consent in writing of the other party.

14.5	Each party will supply the other party with such information about itself, its Group or this agreement as the other party may reasonably require for the purposes of satisfying the requirements of any law or any judicial, governmental, regulatory or similar body or any securities exchange of competent jurisdiction to which the requesting party is subject.

14.6	Subject to clause 14.7, and notwithstanding the terms of the NDA, neither party will make or permit any person to make any public announcement, communication or circular concerning this agreement or the Transaction (an Announcement) without the prior written consent of the other party.

14.7	Nothing in clause 14.6 prevents either party from making an Announcement required by law or any governmental or regulatory authority (including any relevant securities exchange), or by a court or other authority of competent jurisdiction provided that the party required to make an Announcement consults with the other party and takes into account the reasonable requests of the other party in relation to the content of the relevant Announcement before it is made.

15.	FURTHER ASSISTANCE AND INDEMNITY

15.1	For the period of one (1) year post Completion, the Seller will (insofar as it is able to do so and at the Buyer's expense) make knowledgeable staff available to the Buyer to assist the Buyer and the Buyer’s Group in meeting its audit requirements and for any other necessary and appropriate purpose relating to the operation and administration of the Companies.

15.2	The Buyer will (insofar as it is able to do so and at the Seller's expense) provide such assistance as the Seller may request or need in relation to the Remedial Policies and Remediation Proceedings and in any event will take no action or fail to take any action that could prejudice the Seller’s efforts with respect to the same.

16.	ASSIGNMENT

16.1	Neither party will assign, transfer, mortgage, charge, declare a trust over or deal in any other manner with any of its rights and obligations under this agreement except with the prior written consent of the other party.

16.2	Each party confirms it is acting on its own behalf and not for the benefit of any other person.

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17.	ENTIRE AGREEMENT

17.1	This agreement and the other Transaction Documents constitute the entire agreement between the parties and supersede and extinguish all previous discussions, correspondence, negotiations, drafts, agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to their subject matter.

17.2	The Buyer acknowledges and agrees with the Seller that:

(a)	it does not rely on, it has not been induced to enter into this agreement on the basis of, and it does not and will not have any remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this agreement; and

(b)	it does not and will not have any claim for innocent or negligent misrepresentation or negligent misstatement based on any statement, warranty or representation in this agreement.

17.3	Without prejudice to clause 17.1 and clause 17.2, the Buyer acknowledges and agrees that the Seller makes no warranty or representation regarding the accuracy, reasonableness or achievement of any forecasts, estimates, projections or statements provided by the Seller (or on its behalf) at any time on or prior to the date of this agreement, including any such matters contained in any information memorandum relating to the Transaction or in any other documents made available or provided to the Buyer (or its advisers) in the course of its due diligence investigations.

17.4	Nothing in this clause 17 limits or excludes any liability for fraud by either party.

18.	VARIATION AND WAIVER

18.1	A variation of this agreement is only effective if it is in writing and signed by both parties or their authorised representatives.

18.2	A waiver of any right or remedy under this agreement or by law is only effective if it is given in writing and signed by the person waiving such right or remedy. Any such waiver will only apply to the circumstances for which it is given.

18.3	A failure or delay by any person to exercise any right or remedy provided under this agreement or by law does not constitute a waiver of that or any other right or remedy, nor prevent or restrict any further exercise of that or any other right or remedy.

18.4	Any single or partial exercise of a right or remedy provided under this agreement or by law does not prevent or restrict the further exercise of that or any other right or remedy.

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19.	COSTS

19.1	Except as expressly provided in this agreement, each party pays its own costs and expenses incurred in connection with the Transaction and the negotiation, preparation and execution of this agreement and the other Transaction Documents.

19.2	The Buyer will pay all stamp, transfer, registration and other similar Tax, duties and charges in connection with the Transaction.

20.	NOTICES

20.1	For the purposes of this clause 20, but subject to clause 20.7, notice includes any other communication.

20.2	A notice given to a party under or in connection with this agreement must be:

(a)	in writing and in English;

(b)	signed by or on behalf of the party giving it;

(c)	sent to the relevant party for the attention of the person and to the address, or email specified in clause 20.3, or such other address, email or person as that party may notify to the other party in accordance with this clause 20; and

(d)	may be:

(i)	delivered by hand;

(ii)	sent by email (provided that if sent by email such notice will be accompanied by a request for a delivery receipt);

(iii)	sent by pre-paid first class post, recorded delivery or special delivery; or

(iv)	sent by reputable international overnight courier (if the notice is to be served by post to an address outside the country from which it is sent).

20.3	The contacts, addresses and email for service of notices are:

(a)	Seller

(i)	address: The Argus Building,14 Wesley Street, Hamilton HM 11 Bermuda

(ii)	for the attention of: George N.H. Jones

(iii)	email: gnhjones@argus.bm

(b)	Buyer

(i)	address: American International Plaza, 250 Muñoz Rivera Avenue, Suite 710, San Juan, Puerto Rico 00918,

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(ii)	for the attention of: Walter Keenan

(iii)	email: w.keenan@advantagelife.com with a copy to:

(iv)	address: B7 Tabonuco Street, Suite 1108, Guaynabo, Puerto Rico 00968

(v)	for the attention of: Pedro I. Vidal-Cordero

(vi)	email: pvidal@vnblegal.com

20.4	A party may change its details for service of notices as specified in clause 20.3 by giving notice to the other party. Any change notified pursuant to this clause takes effect at 9.00 am on the later of:

(a)	the date (if any) specified in the notice as the effective date for the change; or

(b)	two (2) Business Days after deemed receipt of the notice of change.

20.5	Delivery of a notice is deemed to have taken place (provided that all other requirements in this clause have been satisfied):

(a)	if delivered by hand, on signature of a delivery receipt;

(b)	if sent by pre-paid first class post, recorded delivery or special delivery to an address in Bermuda, at 9.00 am on the second Business Day after posting; or

(c)	if sent by email, 12 hours after being sent (provided that no failed delivery notice has been received by sender) or upon earlier confirmation of receipt by recipient;

(d)	if sent by reputable international overnight courier to an address outside the country from which it is sent, on signature of a delivery receipt; or

(e)	if deemed receipt under the previous paragraphs of this clause 20.5 would occur outside business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a Business Day), at 9.00 am on the next Business Day. For the purposes of this clause, all references to time are to local time in the place of deemed receipt.

20.6	To prove service, it is sufficient to prove that:

(a)	if delivered by hand or by reputable international overnight courier, the notice was delivered to the correct address;

(b)	if sent by email, the email was sent to the correct email address and no failed delivery notice was received by the sender;

(c)	if sent by pre-paid first class post, recorded delivery or special delivery, the envelope containing the notice was properly addressed, paid for and posted.

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20.7	This clause 20 does not apply to the service of any proceedings or other documents in any legal action.

21.	INTEREST

If a party fails to make any payment due to the other party under this agreement by the due date for payment, the defaulting party will pay interest on the overdue amount at the rate of 2% per annum above the Prime Rate as published by the Federal Reserve Bank of New York from time to time. Such interest accrues on a daily basis from the due date until actual payment of the overdue amount, whether before or after judgment.

22.	SEVERANCE

If any provision or part-provision of this agreement is or becomes invalid, illegal or unenforceable, it is to be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision is to be deemed deleted. Any modification to or deletion of a provision or part-provision under this clause will not affect the validity and enforceability of the rest of this agreement.

23.	AGREEMENT SURVIVES COMPLETION

This agreement (other than obligations that have already been fully performed) remains in full force after Completion.

24.	SUCCESSORS

This agreement is made for the benefit of the parties and their successors and permitted assigns, and the rights and obligations of the parties under this agreement will continue for the benefit of, and be binding on, their respective successors and permitted assigns.

25.	COUNTERPARTS

25.1	This agreement may be executed in any number of counterparts, each of which when executed constitutes a duplicate original, but all the counterparts together constitute the one agreement.

25.2	Transmission of the executed signature page of a counterpart of this agreement by email (in PDF, JPEG or other agreed format), effects delivery of an executed counterpart of this agreement. If email delivery is adopted, without prejudice to the validity of the agreement made, each party is to provide the other with the original of such counterpart as soon as reasonably possible thereafter.

25.3	No counterpart is effective until each party has executed and delivered to the other at least one counterpart.

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26.	RIGHTS AND REMEDIES

Except as expressly provided in this agreement, the rights and remedies provided under this agreement are in addition to, and not exclusive of, any rights or remedies provided by law.

27.	GOVERNING LAW AND JURISDICTION

27.1	This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) are governed by and construed in accordance with the laws of Bermuda.

27.2	Each party irrevocably agrees that the courts of Bermuda have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

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IN WITNESS WHEREOF this agreement is executed and delivered on the date first stated above.

Signed by Alison S Hill	/s/ Alison S Hill
for and on behalf of	Director
ARGUS GROUP HOLDINGS LIMITED

Signed by Walter Keenan
for and on behalf of	Director
ADVANTAGE INSURANCE INC.

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IN WITNESS WHEREOF this agreement is executed and delivered on the date first stated above.

Signed by Alison S Hill
for and on behalf of	Director
ARGUS GROUP HOLDINGS LIMITED

Signed by Walter Keenan	/s/ Walter Keenan
for and on behalf of	Director
ADVANTAGE INSURANCE INC.

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SCHEDULE 1
Part 1
The Company

Name	Argus International Life Bermuda Limited
Registration number	EC 40168
Registered office	The Argus Building 14 Wesley Street Hamilton HM 11 Bermuda
Issued share capital	250,000 common shares of par value US$1 each
Registered shareholder	Argus Group Holdings Limited
Directors	Peter R. Burnim Peter J. Dunkerley Marcia B. Scheiner Paul C. Wollmann
Secretary	George N.H. Jones
Auditor	KPMG
Actuary	Hannah Ross
Registered Charge(s)	No

1

SCHEDULE 1
Part 2
AILIL

Name	Argus International Life Insurance Limited
Registration number	EC 29072
Registered office	The Argus Building 14 Wesley Street Hamilton HM 11 Bermuda
Issued share capital	185,000 Class A shares of par value US$1 each 1,000,000 preference non-voting shares of par value US$1 each 65,000 Class B shares of par value US$1 each
Registered shareholders	Argus International Life Bermuda Limited Peter R. Burnim
Directors	Peter R. Burnim Peter J. Dunkerley Alison S. Hill Marcia B. Scheiner Paul C. Wollmann
Secretary	George N.H. Jones
Auditor	KPMG
Actuary	Hannah Ross
Registered Charge(s)	No

2

SCHEDULE 1
Part 3

BLW

Name	Bermuda Life Worldwide Limited
Registration number	EC 19891
Registered office	14 Wesley Street Hamilton HM 11 Bermuda
Issued share capital	5,450,000 shares of par value US$1.00
Registered shareholders	Argus International Life Bermuda Limited
Directors	Peter R. Burnim Peter J. Dunkerley Alison S. Hill Marcia B. Scheiner Paul C. Wollmann
Secretary	George N.H. Jones
Auditor	KPMG
Actuary	Hannah Ross
Registered Charge(s)	No
3

SCHEDULE 2
Conditions

1.	regulatory

1.1.	The consent of the BMA to the transfer of the Company Shares, the AILIL Shares and the AILIL B Shares under the Exchange Control Act 1972 and related regulations, as amended.

1.2.	The BMA giving notice in writing to the Companies that it has no objection to:

1.2.1	the companies effecting a material change within the meaning of section 30JA(1) of the Insurance Act (or the time for notifying an objection has elapsed without the BMA having served a written notice of objection);

1.2.2	a change of “Shareholder Controller” pursuant to section 30D of the Insurance Act (or the time for notifying an objection has elapsed without the BMA having served a written notice of objection); and

1.2.3	the companies reducing 15% or more of their total statutory capital pursuant to section 31C of the Insurance Act.

1.3.	An acknowledgement from the BMA that the Seller has notified the BMA of its disposal of shares in the Companies pursuant to section 30EA of the Insurance Act.

1.4.	The approval of the Minister of Finance to the merger and continuance of the Companies to Puerto Rico pursuant to section 104B(2)(d)(ii) of the Companies Act, provided that if such approval has not been obtained by the Longstop Date it will automatically be deemed to be waived by both the Seller and Buyer.

1.5.	The consent of the Office of the Commissioner of Insurance of Puerto Rico (“OCS”) to (i) the merger by and between AILIL and Advantage Life Puerto Rico A.I. (“ALPR”) pursuant to the terms of that certain Merger Agreement by and between AILIL and ALPR to be entered into on or before the Completion Date, and (ii) the merger by and between the Company, BLW and Advantage Life Assurance I.I. (“ALAI”) pursuant to the terms of the certain Merger Agreement by and between the Company, BLW and ALAI to be entered into on or before the Completion Date, provided that if such consent has not been obtained by the Longstop Date it will automatically be deemed to be waived by both the Seller and Buyer.

2.	OTHER CONDITIONS

2.1.	Buyer will reserve new company names for each of the Company and AILIL in advance of Completion and deliver at Completion copies of confirmation of name reservations issued by the office of the Registrar of Companies in Bermuda.

2.2.	Buyer will issue and deliver Promissory Note to Seller in advance of or at Completion to be held in escrow pending automatic release upon Completion.

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2.3.	Buyer to put Seller in receipt of cleared and available funds in the amount of the Cash Consideration in advance of or at Completion to be held in escrow pending automatic release upon Completion.

2.4.	Seller to deliver to Buyer the unaudited financial statements of the Companies as of 30 June 2018 which are to be prepared in accordance with the Companies’ 31 March 2018 audited financial statements.

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SCHEDULE 3

Completion

1.	SELLER'S COMPLETION DOCUMENTS

1.1.	At Completion, the Seller will deliver (or caused to be delivered) to the Buyer (or the Buyer’s Lawyers):

1.1.1.	a share transfer form for the Company Shares, executed by the registered holder in favour of the Buyer or its nominee;

1.1.2.	a share transfer form for AILIL B Shares, executed by the registered holder in favour of a nominee of the Buyer;

1.1.3.	a share transfer form for the AILIL Shares, executed by the registered holder in favour of a nominee of the Buyer;

1.1.4.	a letter of indemnity addressed to the Company by registered holder of Company shares for any share certificates issued in respect of the Company Shares;

1.1.5.	a letter of indemnity addressed to AILIL by the registered holder of AILIL B Shares for any share certificates issued in respect of AILIL B Shares;

1.1.6.	a letter of indemnity addressed to AILIL by the registered holder of AILIL Shares for any share certificates issued in respect of AILIL Shares;

1.1.7.	the statutory registers and minute books, the common seal (if any), certificate of incorporation and any certificates of incorporation on change of name of the Companies;

1.1.8.	all physical books and records of the Companies in the possession of Seller’s Group at Completion;

1.1.9.	a certificate of compliance issued by the Registrar of Companies in respect of the Companies dated within two weeks of the Completion Date;

1.1.10.	a certificate of compliance issued by the Bermuda Monetary Authority in respect of the Companies dated 12 June 2018;

1.1.11.	the insurance licences for each of the Companies;

1.1.12.	the written resignation, in agreed form and executed as a deed, of the Directors and company secretary of each of the Companies from their offices with the Company which resignations shall include their written confirmation that they have no outstanding claims against the Company, AILIL and/or BLW (as appropriate) for the loss of the offices in question or of their employment or otherwise howsoever;

6

1.1.13.	the written resignation of the auditor of each of the Companies in agreed form which resignation shall include written confirmation that he has no outstanding claims of any kind against the Company, AILIL and/or BLW and that there is no matter which he considers should be communicated to the BMA under section 16A of the Insurance Act;

1.1.14.	the written resignation of the actuary of each of the Companies in agreed form which resignation shall include written confirmation that he has no outstanding claims of any kind against the Company, AILIL and/or BLW;

1.1.15.	the written resignation of the existing principal representative of each of the Companies which resignation shall be conditional only on compliance by the Company with section 8(3A) of the Insurance Act and shall include written confirmation that he has no outstanding claims of any kind against the Company and that there is no event which he considers should be notified to the BMA under section 8A of the Insurance Act;

1.1.16.	a copy (certified as a true copy by a director or the company secretary) of the minutes, in agreed form, of each board meeting required to be held pursuant to paragraph 2 of this Schedule; and

1.1.17.	a copy (certified as a true copy by a director or the company secretary of the Seller) of the resolutions adopted by the Seller's board of directors authorising Completion and the execution and delivery by the officers specified in the resolution of the Transaction Documents to be executed and delivered by the Seller at or prior to Completion.

2.	COMPLETION BOARD MEETINGS

2.1.	The Seller will procure that a board meeting of the Company is held at or prior to Completion, at which the following matters will be determined and approved:

2.1.1.	the registration of the transfer of the Company Shares upon all conditions being met;

2.1.2.	acceptance of the resignations referred to in paragraph 1(f) of this Schedule with effect from the Completion Time on the Completion Date; and

2.1.3.	the appointment of the persons nominated by the Buyer as directors and company secretary of the Company (but not exceeding any maximum number of directors contained in the Company bye-laws) with effect from the Completion Time on the Completion Date.

2.2.	The Seller will procure that a board meeting of AILIL is held at or prior to Completion, at which the following matters will be determined and approved:

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2.2.1.	the registration of the transfer of the AILIL Shares and the AILIL B Shares upon all conditions being met;

2.2.2.	acceptance of the resignations referred to in paragraph 1(f) of this Schedule with effect from the Completion Time on the Completion Date; and

2.2.3.	the appointment of the persons nominated by the Buyer as directors and company secretary of AILIL (but not exceeding any maximum number of directors contained in AILIL's bye-laws) with effect from the Completion Time on the Completion Date.

2.3.	The Seller will procure that a board meeting of BLW is held at or prior to Completion, at which the following matters will be determined and approved:

2.3.1.	acceptance of the resignations referred to in paragraph 1(f) of this Schedule with effect from the Completion Time on the Completion Date; and

2.3.2.	the appointment of the persons nominated by the Buyer as directors and company secretary of BLW (but not exceeding any maximum number of directors contained in BLW’s bye-laws) with effect from the Completion Time on the Completion Date.

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SCHEDULE 4
Warranties

1.	CAPACITY AND AUTHORITY OF THE SELLER

1.1	The Seller has all requisite power and authority to enter into, deliver and perform this agreement and the other Transaction Documents to be executed by the Seller.

1.2	This agreement and the other Transaction Documents to be executed by the Seller will, upon execution, constitute valid, legal and binding obligations of the Seller in accordance with their respective terms.

1.3	The execution, delivery and performance by the Seller of this agreement and the other Transaction Documents to which it is a party will not result in:

1.3.1	a breach of any provision of the Seller's Constitutional Documents;

1.3.2	a material breach of, or constitute a material default under, any agreement or instrument to which the Seller is a party or by which it is otherwise bound; or

1.3.3	a breach of any order, judgment or decree of any court, governmental agency or regulatory body to which the Seller is subject or by which it is bound.

2.	SHARES IN THE COMPANY, AILIL AND BLW

2.1	The Seller is the sole legal and beneficial owner of the Company Shares.

2.2	The Company Shares constitute all of the allotted and issued share capital of the Company and are fully paid or credited as fully paid.

2.3	The Company is the sole legal and beneficial owner of the AILIL Shares and the BLW Shares.

2.4	Mr. Burnim is the sole legal and beneficial owner of the AILIL B Shares.

2.5	The issued shares of AILIL and BLW are fully paid or credited as fully paid.

2.6	There is no Encumbrance affecting the Company Shares, AILIL Shares, AILIL B Shares or the BLW Shares, nor has any agreement or commitment to create any such Encumbrance been entered into or given by the Seller, Mr. Burnim, the Company, AILIL or BLW and, so far as the Seller is aware, no person has claimed an entitlement to any such Encumbrance.

2.7	No person has any right (whether exercisable currently or in the future and whether contingent or otherwise) to require the creation, issue, allotment, conversion, sale or transfer of any share, loan capital or other securities (or any rights or interest in them) of the Company, AILIL or BLW. No agreement or commitment to grant or confer any such right has been entered into or given by the Seller, Mr. Burnim, the Company, AILIL or BLW

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(save for this to this agreement) and, so far as the Seller is aware, no person has claimed an entitlement to any such right.

2.8	The Companies:

2.8.1	do not hold or beneficially own, or have agreed to acquire, any shares, loan capital or other securities of any company (other than with respect to AILIL Shares and the BLW Shares);

2.8.2	have not agreed to become a member of any partnership or other unincorporated association, joint venture or consortium (other than a recognised trade association);

2.8.3	do not control or take part in the management of any company or business organisation (other than AILIL or BLW as subsidiaries of the Company), and have not agreed to do so; and

2.8.4	do not have a branch or permanent establishment outside of Bermuda.

3.	CONSTITUTIONAL DOCUMENTS AND CORPORATE RECORDS

3.1	The copies of the Constitutional Documents of the Companies provided in the Data Room are complete and accurate in all material respects.

3.2	The register of members and other statutory books of the Companies have in all material respects been properly kept, and no notice or allegation that any of them is materially incorrect or need to be rectified has been received by the Company, AILIL or BLW.

3.3	So far as the Seller is aware, all returns, particulars, resolutions and other documents required by law to be delivered to the Registrar of Companies by the Company, AILIL or BLW in the last three years have been delivered.

3.4	So far as the Seller is aware, the accounting records of the Companies have in all material respects been adequately maintained in accordance with the requirements of applicable law.

4.	POWERS OF ATTORNEY

4.1	Neither the Company, AILIL, BLW or Mr. Burnim (solely with respect of the AILIL B Shares) have given any powers of attorney which are in force at the date of this agreement.

5.	ACCURACY OF INFORMATION

5.1	The particulars of the Companies set out in this agreement (including, without limitation Schedule 1) are true and accurate.

6.	SALE AND PURCHASE OF THE SALE SHARES

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6.1	The Companies have no obligations to pay any finder's fee, brokerage or other commission in connection with the Transaction.

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7.	ACCOUNTS

7.1	The Group Accounts:

7.1.1	show a true and fair view of the state of affairs of the Company AILIL, and BLW as at the Accounts Date, and of their profit or loss and total comprehensive income for the accounting period ended on the Accounts Date;

7.1.2	have been properly prepared in accordance with IFRS; and

7.1.3	comply with the requirements of the Companies Act 1981 of Bermuda and all other applicable laws and regulations in Bermuda.

8.	CHANGES SINCE THE ACCOUNTS DATE

8.1       Since the Accounts Date:

8.1.1	the Companies have in all material respects conducted their respective businesses in the ordinary course and as a going concern;

8.1.2	so far as the Seller is aware, there has been no material adverse change in the turnover or financial position of the Company, AILIL or BLW;

8.1.3	no shareholder resolution of the Company, AILIL or BLW has been passed other than as routine business of annual general meetings.

8.1.4	except as provided in the Accounts and other than the Closing Dividends, the Companies have not declared, made or paid any dividend or other distribution of profits or assets; and

8.1.5	the Companies have paid their creditors in accordance with their normal practice.

9.	FINANCE AND GUARANTEES

9.1	There are no loans, overdrafts or other financial facilities having the commercial effect of borrowing that are outstanding or available to the Company, AILIL or BLW at the date of this agreement.

9.2	No person has given or entered into (or agreed to give or enter into) any guarantee, indemnity or other similar arrangement in respect of the borrowings or obligations of the Company, AILIL or BLW.

9.3	The Companies have not given or entered into (or agreed to give or enter into) any guarantee, indemnity or other similar arrangement in respect of the borrowings or obligations of any other person.

9.4	The Companies have not made any loans that remain outstanding at the date of this agreement.

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9.5	There is no outstanding indebtedness between the Seller and either of the Company, AILIL or BLW.

10.	LICENCES AND CONSENTS

10.1	So far as the Seller is aware:

10.1.1	the Companies hold all licences, consents, permits and authorities required to carry on the Business in the manner in which it is conducted at the date of this agreement (the Consents); and

10.1.2	the Consents are in full force and effect.

10.2	No notice has been received by the Company, AILIL or BLW indicating that any of the Consents is likely to be suspended, cancelled, revoked or not renewed.

11.	DISPUTES AND INVESTIGATIONS

11.1	The Companies are not engaged in any litigation, mediation, arbitration, administrative or criminal proceedings (except for routine debt collection in the normal course of the Business and Remediation Proceedings).

11.2	No director of the Company, AILIL or BLW is, to the extent that it relates to the business of the Company, AILIL or BLW, engaged in or subject to any of the matters mentioned in paragraph 11.1 of this Schedule.

11.3	So far as the Seller is aware, no litigation, mediation, arbitration, administrative or criminal proceedings have been threatened or are pending against the Company, AILIL or BLW.

11.4	The Companies have not received any notification that any of them is subject to an ongoing investigation or inquiry, or any enforcement or disciplinary proceedings, by any supranational, national or local authority or governmental agency and, so far as the Seller is aware, no such investigation, inquiry or proceedings have been threatened or are pending.

11.5	The Companies are not bound by an outstanding order, decree, judgment, award or decision of any court, tribunal, arbitrator, mediator or governmental agency or authority.

12.	TRADING AND CONTRACTS

12.1	In this agreement, Material Contract means any contract, agreement or arrangement to which the Company, AILIL or BLW is a party and is of material importance to the business, profits or assets of the Company, AILIL or BLW.

12.2	There is attached to the Disclosure Letter a copy (or a summary of the material terms) of each contract, agreement or arrangement to which the Company, AILIL or BLW is a party (or is otherwise bound or entitled to the benefit of) which:

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12.2.1	is a Material Contract;

12.2.2	is not in the ordinary and usual course of the Business;

12.2.3	can be terminated upon a change of control of the Company, AILIL or BLW;

12.2.4	restricts its freedom to carry on the whole or any part of the Business in any part of the world in such manner as it thinks fit;

12.2.5	involves the grant of any sole or exclusive rights by or to the Company, AILIL or BLW;

12.2.6	in the reasonable opinion of the Seller, cannot be readily fulfilled or performed by the Company, AILIL or BLW on time and without undue or unusual expenditure of money and effort;

12.2.7	involves obligations, expenditure, receipts or restrictions which are, in the reasonable opinion of the Seller, of an unusual or exceptional nature; or

12.2.8	involves partnership, joint venture, consortium, joint development, shareholder or similar arrangements.

12.3	So far as the Seller is aware, there are no offers, quotations or tenders outstanding that, if accepted, would give rise to a Material Contract.

12.4	So far as the Seller is aware, no party is in breach of a material term of a Material Contract.

12.5	No notice terminating a Material Contract has been given or received by the Company, AILIL or BLW and, so far as the Seller is aware, there are no events or circumstances likely to give rise to the termination, rescission, avoidance or repudiation of a Material Contract.

12.6	The Companies are not parties to any contract, agreement or arrangement with:

12.6.1	the Seller or any other member of the Retained Group; or

12.6.2	a director or other officer of any of the Company, AILIL, BLW, the Seller or any other member of the Retained Group.

13.	ASSETS

13.1	Each asset included in the Group Accounts, together with any assets acquired by the Company, AILIL or BLW since the Accounts Date (but excluding any assets disposed of since the Accounts Date in the normal course of business):

13.1.1	are legally and beneficially owned by the Company, AILIL or BLW; and

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13.1.2	where capable of possession, are in the possession or under the control of the Company, AILIL or BLW.

13.2	None of the assets, undertaking or goodwill of the Company, AILIL or BLW is subject to an Encumbrance or any agreement or commitment to create an Encumbrance and, so far as the Seller is aware, no person has claimed an entitlement to any such Encumbrance.

14.	INTELLECTUAL PROPERTY

14.1	Details of all registered Intellectual Property Rights (including applications for such rights) and material unregistered Intellectual Property Rights owned or used by the Company, AILIL or BLW (the Company IPR) are set out in the Disclosure Letter.

14.2	The Disclosure Letter sets out details of all material licences and agreements (each an IP Licence) under which the Company, AILIL or BLW:

14.2.1	uses or exploits any Intellectual Property Rights owned by a third party; or

14.2.2	licenses any Company IPR to, or otherwise permits the use of any Company IPR by, a third party.

14.3	So far as the Seller is aware:

14.3.1	the Companies are not in breach of any material term of any IP Licence;

14.3.2	there is no infringement or unauthorised use by any third party of the Company IPR in circumstances where such infringement or unauthorised use could have a material adverse effect on the Business; and

14.3.3	the activities of the Company AILIL, and BLW do not infringe the Intellectual Property Rights of any third party in any material respect.

14.4	So far as the Seller is aware, the Company AILIL and BLW have not disclosed any confidential information which forms part of the Company IPR to any person except the Buyer (other than to the extent necessary in the ordinary course of the Business or for the purpose of disclosure to their professional advisers).

15.	INSURANCE

15.1	Details of the insurance policies maintained by or on behalf of the Companies (the Insurance Policies) are set out in the Disclosure Letter.

15.2	There are no individual or related claims, other than those agreed in relation to the Remedial Policies and disclosed in the Disclosure Letter, outstanding under the Insurance Policies and, so far as the Seller is aware, there are no circumstances likely to give rise to any such claim.

15.3	All premiums due in respect of the Insurance Policies have been paid.

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15.4	The Insurance Policies are issued in the name of Seller and cover the Seller’s Group and will cease to apply to or cover the Business, or the Companies, upon Completion.

16.	EMPLOYMENT

16.1	The Companies do not employ nor ever have employed any employees.

16.2	The Companies do not participate in any arrangement for the provision of pension or lump sum benefits payable on retirement or on death.

17.	INSOLVENCY

17.1	The Companies are not insolvent or unable to pay their debts as they become due and have not stopped paying their debts as they fall due.

17.2	No step has been taken to initiate any process by or under which:

17.2.1	ability of the creditors of the Company, AILIL or BLW to take any action to enforce their debts is suspended, restricted or prevented; or

17.2.2	some or all of the creditors of the Company, AILIL or BLW accept, by agreement or in pursuance of a court order, an amount less than the sums owing to them in satisfaction of those sums with a view to preventing the dissolution of the Company, AILIL or BLW; or

17.2.3	person is appointed to manage the affairs, business and assets of the Company, AILIL or BLW on behalf of the Company’s, AILIL’s or BLW’s creditors; or

17.2.4	the holder of a charge over the Company’s, AILIL’s or BLW’s assets has been appointed to control the business and assets of the Company.

17.3	As far as the Seller is aware, no process has been instituted which could lead to the Company, AILIL or BLW being dissolved and their assets being distributed among their creditors, shareholders or other contributors.

18.	INSURANCE REGULATION

18.1	Copies of the Companies’ registration as insurers, all directions made under section 56 of the Insurance Act in relation to the Companies and all other directions, approvals, consents and acceptances of the BMA in relation to the Companies (and the applications made by the Companies therefor) have been Disclosed.

18.2	All statutory financial statements of the Companies have, for each relevant period, been prepared in conformity with the accounting practices required or permitted by the Insurance Act and present fairly the information purported to be shown. Such accounting practices have been applied on a consistent basis throughout the periods involved. Statutory financial statements of the Companies are not required to be prepared pursuant to the insurance laws or regulations of any jurisdiction other than Bermuda.

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18.3	The Companies are each duly registered as a Class C insurer under the Insurance Act. The Company, AILIL or BLW are not required to be licensed or admitted as an insurer in or otherwise to comply with the insurance laws or regulations of any jurisdiction other than Bermuda in order to conduct its business.

18.4	The Companies have filed all statutory financial returns, reports, documents and other information required to be filed pursuant to the applicable insurance laws and regulations of Bermuda, and has duly paid all taxes (and similar fees) they are required to have paid; and the Companies maintain their books and records in accordance with the applicable insurance laws and regulations of Bermuda.

18.5	With the exception of the restricted license granted to BLW, the current authorisations of the Companies to carry on insurance business have not been, in whole or in part, modified, cancelled, withdrawn or suspended pursuant to the Insurance Act or otherwise (including, without limitation, by any direction or order issued under section 32 of the Insurance Act) by any regulatory or other body with competent and applicable authority.

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SCHEDULE 5
Seller's limitation of liability

1.	The Buyer acknowledges to and agrees with the Seller that any claim by the Buyer in respect of any breach of the Warranties will be dealt with in accordance with the following provisions of this Schedule. The Warranties have effect subject to and as qualified by the terms of this Schedule.

2.	The liability of the Seller is limited as follows:

(a)	the Seller's aggregate liability for all Claims will not exceed the aggregate value of the Cash Consideration plus any funds payable under the Promissory Note, in each case actually received by the Seller;

(b)	any Claim in respect of which the amount which the Buyer would otherwise (but for the provisions of this paragraph 2) be entitled to recover would be less than $50,000 will be disregarded (excluding interest, costs and expenses); and

(c)	subject to paragraphs (a) and (b), the Buyer is not entitled to recover any amount in respect of a Claim unless the amount recoverable, when aggregated with all other amounts recoverable for Claims, exceeds $150,000 (excluding interest, costs and expenses), in which event this limitation ceases to apply and the whole of such amounts are recoverable by the Buyer and not merely the excess over $150,000.

3.	The Seller has no liability for breach of any of the Warranties, unless notice is given on or before the date falling twelve (12) months from the Completion Date. However, the liability of the Seller in respect of any Claim terminates absolutely if proceedings in respect of it have not commenced (by being both issued and served on the Seller) within the period of six (6) months from the date on which the Buyer gives notice of such Claim to the Seller unless otherwise settled.

4.	The Seller has no liability for a breach of a Warranty in relation to any fact, matter, event or circumstance of which the Buyer is aware at the date of this agreement.

5.	The Seller has no liability for breach of the Warranties in relation to any fact, matter, event or circumstance which is disclosed in:

(a)	any document in the Data Room;

(b)	the Disclosure Letter;

(c)	the Group Accounts;

(d)	the Management Accounts; or

(e)	the Information Memorandum.

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6.	The Seller has no liability in respect of any Claim to the extent that:

(a)	provision or reserve in respect of the liability or other matter giving rise to the claim in question was made in the Group Accounts or the Management Accounts;

(b)	the claim in question arises, or is increased, wholly or partly as a result of any change in any enactment, law, regulation, directive or practice of any government, government department or agency or any regulatory body (including extra statutory concessions of any competent tax authority) made after the date of this agreement whether or not having retrospective effect;

(c)	the claim in question would not have arisen but for a voluntary act or transaction, which could reasonably have been avoided, carried out after the Completion Date by the Buyer, the Company, AILIL, BLW or any member of the Buyer’s Group;

(d)	the Company, AILIL or BLW, or any surviving company of a merger with any of them, is insured against any loss or damage forming the basis of the claim in question under the terms of any insurance policy of the Company, AILIL or BLW, or any surviving company of a merger with any of them, for the time being in force;

(e)	the claim in question arises, or is increased, wholly or partly as a result of any change after the date of this agreement in the taxation or accounting bases, policies, practices or methods applied in preparing any accounts or valuing any assets of the Company, AILIL or BLW from those used in preparing the Group Accounts (other than any change necessary to comply with any law, regulation or request or requirement of any government authority in effect at the date of this agreement), or any increase in the rates of taxation or any imposition of taxation not in effect at the date of this agreement or any withdrawal after the date of this agreement of any practice or extra statutory concession previously published by any tax authority (whether or not purporting to be retrospective in whole or in part);

(f)	the claim in question arises, or is increased, wholly or partly as a result of the failure or omission by the Company, AILIL, BLW, the Buyer or any member of the Buyer’s Group to make any claim, election, surrender or disclaimer or give any notice or consent or do any other thing under the provisions of any enactment or regulation relating to taxation after Completion;

(g)	the claim in question arises, or is increased, wholly or partly as a result of the dissolution, liquidation or winding up of the Company, AILIL or BLW or the cessation after Completion of any trade or business that was being carried on by the Company, AILIL or BLW or effecting a major change after Completion in the nature or conduct of any trade or business carried on by the Company, AILIL or BLW;

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(h)	the claim in question is in respect of taxation and such taxation could be relieved or mitigated by any loss, relief, allowance, exemption, set off or credit in computing or against income, profits, gains or taxation, of the Company, or AILIL or BLW available at Completion; or

(i)	the claim in question is in respect of taxation and such taxation was discharged (whether by payment or by the utilisation of any relief, allowance or credit in respect of taxation) prior to Completion.

7.	If any matter comes to the notice of the Buyer, the Company, AILIL, BLW or any member of the Buyer’s Group which may give rise to a Claim, the Buyer will (and will procure that the Company, AILIL or BLW as applicable):

(a)	as soon as reasonably practicable give written notice of that matter to the Seller, specifying in reasonable detail the nature of the potential liability and, so far as is practicable, the amount likely to be claimed in respect of it;

(b)	not make any admission of liability, agreement or compromise with any person, body or authority in relation to that matter without the prior written consent of the Seller, such consent not to be unreasonably withheld;

(c)	give the Seller and its professional advisers reasonable access to the premises and personnel of the Buyer and/or the Company and/or AILIL and/or BLW (as the case may be) and to any relevant chattels, accounts, documents and records within the power or control of the Buyer and/or the Company and/or AILIL and/or BLW (as the case may be) so as to enable the Seller and its professional advisers to examine such premises, chattels, accounts, documents and records and to take copies at their own expense; and

(d)	to consult with the and take into account its reasonable suggestions and requests in connection with avoiding, disputing, resisting, appealing, defending, compromising or settling the claim (including, without limitation, making any counterclaims or other claims against third parties) and any related adjudication or proceedings.

8.	The Seller is not liable in respect of any Claim to the extent that the facts or circumstances giving rise to such Claim are capable of remedy and are remedied by or at the expense of the Seller within 60 days of the date on which notice of such Claim is given pursuant to paragraph (a) of this Schedule.

9.	If the Buyer, the Company, AILIL or BLW is or may be entitled to recover from some other person any sum in respect of any matter giving rise to a Claim, the Buyer will procure that all reasonable steps are taken to enforce recovery and, if any sum is so recovered, then either the amount payable by the Seller in respect of that Claim will be reduced by an

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amount equal to the sum recovered or (if any amount has already been paid by the Seller in respect of that Claim) the Seller will be repaid on amount equal to the amount recovered or (if less) the amount of such payment (in either case with any interest paid by such other person but less any tax chargeable on the Buyer or the Company in respect of such interest).

10.	The amount of any Claim will take into account the amount of any reduction in or relief from taxation arising by virtue of the loss or damage in respect of which the Claim is made.

11.	The Buyer is not entitled to claim for any punitive, indirect or consequential loss or loss of profit, goodwill or business whether actual or prospective.

12.	BUYER'S KNOWLEDGE

The Buyer is not entitled to make a Claim if and to the extent that the facts, matters, events or circumstances giving rise to the Claim:

(a)	are Disclosed; or

(b)	were, or should be, within the actual, constructive or imputed knowledge of the Buyer, its agents or advisers on or before the date of this agreement, whether as a result of the Buyer's due diligence investigations or otherwise.

13.	NO DOUBLE RECOVERY

The Buyer is not entitled to recover damages, or obtain payment, reimbursement, restitution or indemnity more than once in respect of the same loss, shortfall, damage, deficiency, breach or other event or circumstance.

14.	MITIGATION AND RESCISSION

The Buyer will (and will procure that the Company, AILIL, BLW and every other member of the Buyer's Group will) take all reasonable steps to avoid or mitigate any loss or liability suffered or incurred by it which could give rise to a Claim.

The Buyer agrees that rescission is not available as a remedy for any Claim and it agrees not to seek that remedy.

15.	NO SET-OFF

The Buyer has no right of set-off (howsoever arising) in respect of any Claim and all sums payable by the Buyer to the Seller under this agreement will be paid in full without set-off, counterclaim or other deduction.

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SCHEDULE 8
Policy Remediation

The Seller filed with the IRS Rev. Proc. 2008-39 and Rev. Proc. 2008-40 closing agreement offers for AILIL (Argus International Life Insurance Limited) and the Company (Argus International Life Bermuda Limited) on October 18, 2017 (collectively, the Remedial Companies). This remediation process is governed by published IRS Revenue Procedures (i.e., Rev. Proc. 2008-39 and Rev. Proc. 2008-40). The IRS does not have any deadlines for processing closing agreements under Rev. Proc. 2008-39 and Rev. Proc. 2008-40. Thus, it is not possible to ascertain when the IRS will process the closing agreements under Rev. Proc. 2008-39 and Rev. Proc. 2008-40. However, once the IRS executes the closing agreements, the closing agreements themselves have strict deadlines for completing certain tasks, which are set forth below.

A.	Buyer

1.	Cooperate with the Seller, as necessary, to obtain from the IRS the Rev. Proc. 2008-39 and Rev. Proc. 2008-40 closing agreements.

2.	Upon Completion, administer the Remedial Policies in a manner that ensures that (a) the premiums paid within the meaning of section 7702(f)(1) and (b) the amounts paid within the meaning of section 7702A(e)(1) as of the Completion Date do not increase any further above the limits prescribed by section 7702 and section 7702A, which might include not allowing policyholders to take certain actions with respect to the Remedial Policies, including, but not limited to, paying additional premiums, changing the benefits under the Remedial Policies, and changing the terms of the Remedial Policies.

3.	Except as provided under A.2, otherwise maintain the Remedial Policies’ compliance with section 7702 and section 7702A.

4.	Unless the Company and AILIL are merged out of Bermuda immediately following Completion, provide to the Seller notice fourteen (14) calendar days before any change is made to the corporate structure or tax registration or identification of the Company or AILIL (including, but not limited to, the merger of either the Company or AILIL).

5.	Provide to the Seller any information necessary to supplement the Rev. Proc. 2008-39 and Rev. Proc. 2008-40 closing agreement offers pending with the IRS (which will be provided within three (3) calendar days of the date the Seller notifies the Buyer that information is needed).

6.	Review and approve within two (2) calendar days of receipt any Seller proposed submission to the IRS to supplement the Rev. Proc. 2008-39 and Rev. Proc. 2008-40 closing agreement offers pending with the IRS.

7.	Review, execute, and return original hard copies to the Seller’s lawyers within three (3) calendar days of receipt any Forms 2848 (Power of Attorney), penalties of perjury statements, and/or closing agreements necessary to supplement the Rev. Proc. 2008-39 and Rev. Proc. 2008-40 closing agreement offers pending with the IRS.

8.	Provide to the Seller any information necessary to carry out the Policy Remediation (which will be provided within three (3) calendar days of the date the Seller notifies the Buyer that the IRS has executed the Rev. Proc. 2008-39 and Rev. Proc. 2008-40 closing agreements (Buyer Remediation Information Date)) or Remediation Proceedings (which will be provided within three (3) calendar days of the date the Seller notifies the Buyer that information is needed (Buyer Proceedings Information Date)).
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9.	Allow the Seller three (3) calendar days to review and approve any communication to be sent to the policyholders of the Remedial Policies relating to the Policy Remediation or Remediation Proceedings (Seller Communication Date).

10.	Once the IRS executes the Remedial Companies’ Rev. Proc. 2008-39 and Rev. Proc. 2008-40 closing agreements, the Remedial Companies must take the actions identified below within the timeframes identified below.

a.	Within sixty (60) calendar days of the date the IRS executes the Rev. Proc. 2008-39 and Rev. Proc. 2008-40 closing agreements, the Remedial Companies must pay to the IRS the amounts identified in the closing agreements (the Closing Agreement Payments). Specifically, the Remedial Companies will send to the IRS checks for the Closing Agreement Payments so that the checks arrive at the IRS Service Center identified in the Rev. Proc. 2008-39 and Rev. Proc. 2008-40 closing agreements by the 60th calendar day following the date the IRS executes the closing agreements.

b.	Within ninety (90) calendar days of the date the IRS executes the Rev. Proc. 2008-39 and Rev. Proc. 2008-40 closing agreements, the Remedial Companies must refund to the policyholders certain amounts from the Remedial Policies’ cash values pursuant to the terms of the closing agreements (the Refund Amounts). Depending on the facts and circumstances related to a particular Remedial Policy, the Seller will augment the Refund Amounts with additional amounts to compensate the policyholders for tax they might owe on the Refund Amounts (the Additional Refund Amounts). In this regard, the Remedial Companies will transmit to the policyholders of the Remedial Policies the Refund Amounts and the Additional Refund Amounts by the 90th calendar day following the date the IRS executes the Rev. Proc. 2008-39 and Rev. Proc. 2008-40 closing agreements.

c.	The Remedial Companies will also withhold and remit in accordance with U.S. tax law to the IRS from the Refund Amounts and the Additional Refund Amounts such amounts as identified by the Seller.

d.	The Remedial Companies will also file returns with the IRS and provide payee statements to the policyholders of the Remedial Policies in accordance with U.S. tax law reflecting such information with respect to the Refund Amounts and the Additional Refund Amounts as provided by the Seller.

B.	Seller

1.	Cooperate with the Buyer, as necessary, to obtain from the IRS the Rev. Proc. 2008-39 and Rev. Proc. 2008-40 closing agreements.

2.	Provided the Buyer completes the tasks identified in A.4-A.7 above within the timeframes specified therein, the Seller will supplement the Rev. Proc. 2008-39 and Rev. Proc. 2008-40 closing agreement offers pending with the IRS within twenty-one (21) calendar days of the IRS informing the Seller’s lawyers of the information needed to supplement the pending offers.

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3.	Once the IRS executes the Remedial Companies’ Rev. Proc. 2008-39 and Rev. Proc. 2008-40 closing agreements, the Seller will:

a.	Determine the deadlines under the Rev. Proc. 2008-39 and Rev. Proc. 2008-40 closing agreements for paying the IRS the Closing Agreement Payments and for transmitting to the policyholders the Refund Amounts and the Additional Refund Amounts. The Seller will provide the aforementioned information to the Buyer by the Buyer Remediation Information Date.

b.	Calculate the Refund Amounts and the Additional Refund Amounts for each Remedial Policy and transmit that information to the Buyer no later than six (6) calendar days from the Buyer Remediation Information Date. (The date the Seller transfers to the Buyer the aforementioned information will be referred to hereafter as the Data Transfer Date).

c.	Calculate the amount that must be withheld and remitted to the IRS from the Refund Amounts and the Additional Refund Amounts for each Remedial Policy and transmit that information to the Buyer by the Data Transfer Date.

d.	Provide information to the Buyer to enable proper reporting by the Data Transfer Date.

e.	Pay the Buyer within five (5) Business Days of the Data Transfer Date (a) the Closing Agreement Payments and (b) the Additional Refund Amounts.

f.	Review and approve by the Seller Communication Date any Buyer proposed communication to the policyholders of the Remedial Policies relating to the Policy Remediation or Remediation Proceedings.

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SCHEDULE 9
Excluded Items

Matters that will cease, terminate or otherwise not transfer with the Companies:

1.	Insurance Policies;

2.	Actuaries;

3.	Auditors;

4.	Directors and Officers;

5.	Principal Representatives;

6.	Requirements for officers and representatives in Bermuda as set out in Section 130 of the Companies Act 1981 (as amended); and

7.	Registered office address in Bermuda.

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SCHEDULE 10
Promissory Note

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ADVANTAGE INSURANCE INC.
PROMISSORY NOTE

US$6,000,000 Date: _____________________ 2018

FOR VALUE RECEIVED, the undersigned, Advantage Insurance Inc., a Commonwealth of Puerto Rico international insurance holding corporation ("Advantage"), by this promissory note (hereinafter called "this Note"), hereby promises unconditionally to pay, to the order of Argus Group Holdings Limited, a local company incorporated under the laws of Bermuda ("Argus"), the initial principal sum of six million U.S. Dollars (US$6,000,000) in accordance with the terms of this Note.

This Note is the ‘Promissory Note’ referred to and defined in the Share Purchase Agreement dated as of ___ June 2018 by and between Advantage and Argus (the “Share Purchase Agreement”) pursuant to which Argus has agreed to (i) sell all of the issued share capital of Argus International Life Bermuda Limited (“AILBL”), an exempted company incorporated under the laws of Bermuda (the “AILBL Shares”), and (ii) procure the sale of all of the issued share capital of Argus International Life Insurance Limited (“AILIL”), an exempted company incorporated under the laws of Bermuda (the “AILIL Shares”) to Advantage, and Advantage has agreed to purchase the AILBL Shares and the AILIL Shares. Unless otherwise defined in this Note, all capitalised terms used herein will have their respective meanings in the Share Purchase Agreement.

This Note is subject to the following terms and conditions:

1.	Adjustment of Principal Amount; Note Payments

1.1	The initial principal amount of this Note is six million U.S. Dollars (US$6,000,000) (the “Initial Principal Amount”), and is subject to adjustment so that, if within three (3) years from the Completion Date, any of the policies listed in Schedule 1 hereto are terminated, cancelled, or surrendered, (other than as a result of the death of the insured) the Initial Principal Amount of this Note will be immediately reduced by an amount equal to the attributed value of such policy as set out in Schedule 1 (the amount of this Note as so adjusted, the “Principal Amount”).

1.2	The Principal Amount (as adjusted herein) will be due and payable to Argus in three (3) annual installments as follows:

1.2.1	one third (1/3) of the Principal Amount on 15 July 2019 (the “First Instalment Date”), such Principal Amount to be determined by Advantage in accordance with the adjustment provisions set out herein on 30 June 2019; and

1.2.2	one half (1/2) of the remaining Principal Amount, on 15 July 2020 (the “Second Instalment Date”), such Principal Amount to be determined by Advantage in accordance with the adjustment provisions set out herein on 30 June 2020; and

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1.2.3	the remainder of the Principal Amount, on 15 July 2021 (the “Third Instalment Date” and together with the First Instalment Date and Second Instalment Date, the “Instalment Dates” and each an “Instalment Date”), such Principal Amount to be determined by Advantage in accordance with the adjustment provisions set out herein on 30 June 2021.

1.3	In the event the Principal Amount of this Note is ever zero U.S. Dollars (US$0.00), Argus will return the Note to Advantage and no further payments will be due to Argus.

2.	Interest

No interest will accrue on this Note.

3.	Prepayment

Advantage has the right to prepay this Note, without premium or penalty, in whole or in part, from time to time provided that Advantage gives Argus notice (in accordance with the notice provisions as set out in the Share Purchase Agreement) of its intent to prepay this Note, specifying the amount of such prepayment one Business Day prior to the date of such prepayment.

4.	Payments

Any payment hereunder which is stated to be due on a day which is not a Business Day will be made on the next succeeding Business Day. All amounts payable hereunder will be paid in U.S. Dollars no later than 12:00 p.m. Bermuda time on the date on which such payment is due by wire transfer of immediately available funds in accordance with the instructions of Argus applicable at the time of such payment.

5.	Collateral

5.1	Advantage will establish a collateral account in favour of Argus to hold cash or investment securities equal to or greater than the Principal Amount of this Note. The collateral account will be established within five (5) Business Days of Advantage’s receipt of control of the financial assets held by the Company and its subsidiaries.

5.2	The collateral account will be maintained with a reputable bank or other asset custodian, such entity to be determined by Advantage at its sole discretion, and Argus will have the right to electronic viewing access and to receive duplicate statements for the collateral account during such time as the Note is outstanding. Advantage will further designate the assets held in the collateral account as restricted assets within its financial statements.

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5.3	Any investment securities placed in the collateral account will be selected by Advantage at its sole discretion. Advantage may from time to time sell or remove any investment securities in the collateral account provided that at all times the fair market value of the cash and securities held in the collateral account is greater than the Principal Amount of the Note.

5.4	Advantage may at any time replace the collateral account with an irrevocable letter of credit issued by a reputable and well capitalized bank in Bermuda, Puerto Rico or the United States in favour of Argus, such bank to be determined by Advantage at its sole discretion.

6.	Notification; Right of Inspection; Disputes

6.1	All adjustments to the Initial Principal Amount or Principal Amount will be notified (in accordance with the notice provisions as set out in the Share Purchase Agreement) by Advantage to Argus within five (5) Business Days of such adjustment being made.

6.2	Argus may request and Advantage will provide Argus with all such supporting documents and/or information as may be requested to support any adjustments to the Initial Principal Amount or Principal Amount made in accordance with the provisions of this Note.

6.3	Any and all disputes between the parties with respect to any adjustments of the Initial Principal Amount or Principal Amount that the parties are unable to resolve after the exercise of reasonable efforts to resolve them informally will be referred to Insurance Strategies Consulting, LLC (“ISC”) for determination.

6.4	Notwithstanding and without prejudice to any dispute between the parties with respect to any adjustment of the Initial Principal Amount or Principal Amount, Argus will be entitled to retain such funds as it receives from Advantage on each annual Instalment Date and, to the extent any dispute is found in favour of Argus, be paid the difference between such amount received and the amount that ISC determines was due to be paid within ten (10) Business Days of such determination.

7.	Other Matters

7.1	This Note may not be sold, assigned, transferred or conveyed, by pledge or otherwise, without the prior written consent of Advantage (which consent will not be unreasonably withheld, delayed or conditioned).

7.2	No amendment, modification or waiver of, or consent with respect to any provision of this Note will in any event be effective unless the same is in writing and signed and delivered by Advantage and Argus.

7.3	This Note will be binding upon and will inure to the benefit of the parties hereto and their respective successors and assigns.

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7.4	Each of Advantage and Argus agree to treat this Note as evidence of indebtedness of Advantage for all purposes. Advantage will observe its obligations under the terms of this Note to ensure that the provisions of the Note operate for the benefit of Argus.

7.5	This Note may be executed in any number of counterparts, each of which when so executed and delivered will be an original, but all of which will together constitute one and the same instrument.

7.6	The Initial Principal Amount or, if an adjustment has occurred, the Principal Amount outstanding from time to time will become immediately due and payable, without notice or demand, upon the occurrence of any of the following events:

(a)	Advantage fails to pay any amount due on any Instalment Date;

(b)	Advantage fails to maintain a collateral account valued at greater than the Principal Amount of the Note or have in place an irrevocable letter of credit in an amount equal to or greater than the Principal Amount of this Note;

(c)	Advantage suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its life insurance business;

(d)	Advantage stops or suspends payment of any of its debt or is unable to, or admits its inability to, pay its debts as they fall due;

(e)	any action, proceedings, procedure or step is taken in relation to:

(i)	the suspension of payments, winding up, dissolution, administration or reorganisation (using a voluntary arrangement, scheme of arrangement or otherwise) of Advantage;

(ii)	the composition, compromise, assignment or arrangement with any creditor of Advantage; or

(ii)	the appointment of a liquidator, receiver, administrator or other similar office in respect of Advantage;

(f)       the value of Advantage’s assets are less than its liabilities; or

(g)	any event that occurs in relation to Advantage that is analogous to those set out in this clause 7.6.

8.	Headings

The headings in this Note have been included solely for ease of reference and should not be considered in the interpretation or construction of this Note.

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9.	Governing Law

This Note is governed by and will be interpreted in accordance with the law of Bermuda.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

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IN WITNESS WHEREOF, Advantage has caused this Note to be executed as of the date first set forth above.

Advantage Insurance Inc.

_______________________________

By:

Argus Group Holdings Limited

_______________________________

By:

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Schedule 1

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SCHEDULE 11
Payment Terms

1.	PURCHASE PRICE

The Purchase Price paid by the Buyer to the Seller for the Sale Shares consists of:

(a)	the Cash Consideration, plus

(b)	the Promissory Note.

2.	CASH CONSIDERATION

The Cash Consideration is the Tangible Book Value of the Company at close of business on 30 June 2018, calculated as the sum of the following line item amounts recorded on its Consolidated Balance Sheets as of that date (Tangible Book Value). The amounts will be determined with reference to the 31 March 2018 corresponding amounts as set out within the Consolidated Balance Sheets of the Company audited by KPMG Audit Limited dated 5 June 2018. Amounts are in thousands of Bermuda dollars, the value of which for the purposes of this agreement is equivalent to United States dollars.

Line Item	31 March 2018	30 June 2018	Notes
Cash and short-term investments	$ 6,174	$ [●]	Fair value as set out in Note 5
Total investments	13,585	[●]	Fair value as set out in Note 5
Due from related parties – net	4,603	[●]
Reinsurers’ share of claims provisions	2,374	[●]
Reinsurers’ share of Unearned Premium	82	[●]
Life and annuity policy reserves	(15,343)	[●]
Insurance balances payable	(1,219)	[●]
Accounts payable and accrued liabilities	(359)	[●]
TANGIBLE BOOK VALUE	$ 9,897	$ [●]

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3.	DELIVERY OF PAYMENT

(a)	Cash Consideration: on or before the Completion Date, the Buyer will make a transfer by wire to the Seller’s designated bank account an amount of cash equal to the Tangible Book Value as at 30 June 2018. In the event that the Tangible Book Value as at 30 June 2018 has not been determined by the Completion Date, the Buyer will transfer by wire to the Seller’s designated bank account $1,000,000 (Estimated Tangible Book Value). Within three (3) Business Days of the Tangible Book Value amount being made available to the Buyer, in the event that the Estimated Tangible Book Value is greater than the Tangible Book Value, the Seller will within three (3) Business Days transfer by wire to the Buyer’s designated bank account an amount of cash equal to the difference between the Estimated Tangible Book Value and Tangible Book Value. In the event that the Estimated Tangible Book Value is less than the Tangible Book Value, the Buyer will within three (3) Business Days transfer by wire to the Seller’s designated bank account an amount of cash equal to the difference between the Tangible Book Value and the Estimated Tangible Book Value.

(b)	Promissory Note: on or before the Completion Date, the Buyer will deliver to the Seller a fully executed Promissory Note in the form attached herein as Schedule 10.

If the transaction is not completed on the Completion Date or within five (5) Business Days of the Completion Date for which the Cash Consideration and Promissory Note are delivered, the Seller will return the Cash Consideration and Promissory Note to the Buyer.

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